Exhibit 99.1


               Brooke Corporation Subsidiary Appoints Franchisees
                        Specializing in Funeral Services

    OVERLAND PARK, Kan., Jan. 15 /PRNewswire-FirstCall/ -- Shawn Lowry, President of Brooke Corporation's franchise subsidiary, announces the appointment of three franchisees with six total locations that specialize in funeral services and funeral related insurance sales. These funeral homes are located in Texas, Indiana and Florida.
    Lowry stated, "Funeral home franchises are a logical extension of Brooke Franchise Corporation's franchise program because many funeral homes and cemeteries focus on sales of life insurance and investments to their customers for prepayment of burial and other related expenses." Lowry noted that Brooke Franchise Corporation is experienced in the sale of insurance and investments because most of its franchisees specialize in insurance sales and, some specialize in securities brokerage.
    Lowry observed that many corporate owned funeral homes and cemeteries have recently been sold to local owners. This trend seems to confirm Brooke Franchise Corporation's belief that locally owned and independently operated businesses better serve their customers because their customers are also their neighbors. A trend towards local funeral home ownership creates a demand by local owners for acquisition loans. Lowry noted that franchising makes local businesses more likely to succeed and promotes collateral preservation. As a result, franchising generally makes it easier for local owners to qualify for acquisition loans.

    About our company ...  Brooke Corporation (Amex: BXX) is listed on the
American Stock Exchange under the symbol of BXX.   Through subsidiaries, the
company distributes insurance and financial services through a network more than 220 locally owned and operated franchisee locations and has originated more than $100,000,000 in loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.
    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associates with the development of technology, changes in the law, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             01/15/2004
    /CONTACT: Michele Friscia, National Sales of Brooke Corporation, +1-800-642-1872 Ext. 132, frism@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation; Brooke Franchise Corporation
ST:  Illinois, Texas, Indiana, Florida, Kansas
IN:  FIN INS
SU: